EXHIBIT 99

FOR IMMEDIATE RELEASE                           For Additional Information
                                                Contact:  Robert Lentz
                                                (614) 876-2000

                        SUPERCONDUCTIVE COMPONENTS, INC.
                         ANNOUNCES FIRST QUARTER RESULTS

COLUMBUS, Ohio (May 16, 2003) Superconductive Components, Inc. (OTCBB: SCCI), a manufacturer of advanced ceramics, optical materials, and high temperature superconductive and non-superconductive products, reported results for the three months ended March 31, 2003.

Total revenue declined 16% to $657,879 for first quarter 2003 compared with $783,379 for the same period last year. The loss applicable to common shares was $103,983 or $0.06 per diluted share for first quarter 2003 versus a loss applicable to common shares of $85,575 or $0.05 per diluted share a year ago. The net loss per common share before cumulative effect of a change in accounting was $0.04 for the first quarters of 2003 and 2002.

Net cash provided by operating activities improved to $109,087 for the three months ended March 31, 2003 from $50,489 of net cash utilized in operating activities for the same period last year. The principal factors included lower inventories and accrued expenses.

Product revenues were $624,546 for first quarter 2003 versus $714,148 a year ago due to the weak national economy. Contract research revenue declined to $33,333 for first quarter 2003 from $69,231 for the same period last year following expiration of a Phase II SBIR grant from the National Science Foundation.

Gross profit was $149,218 or 22.7% of total revenue for first quarter 2003 versus $186,370 or 23.8% a year ago. Lower sales and product mix influenced first quarter 2003 margin compared to first quarter 2002.

Sales and promotional expenses rose to $48,256 for the quarter ended March 31, 2003 compared with $41,513 for the same period last year due to higher commission costs and trade show attendance.

General and administrative expense declined 15.8% to $179,070 for first quarter 2003 from $212,607 a year ago, principally due to a reduction in administrative staff. The first quarter 2002 results included $12,491 of one-time management consulting expenses.

Superconductive Components, Inc. operates through SCI Engineered Materials and manufactures advanced ceramics such as superconductors, ferroelectric and optical materials for use in wire, cable, batteries, wireless and fiber optics systems. The Company also provides materials for thin film applications used in photovoltaics, electronic switches, hardness and decorative coatings. The Company is a global materials supplier with clients in more than 40 countries. Additional information is available at http://www.sciengineeredmaterials.com.

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